EXHIBIT 10.2

LONG-TERM ASSIGNMENT AGREEMENT
This Long-Term Assignment Agreement is made on August 8, 2012 between Vistaprint USA, Incorporated (“Vistaprint”) and Katryn Blake (“you”). This Agreement sets forth the terms and conditions of your assignment to the facilities of Vistaprint SARL (the “Host Company”) in France (the “Host Country”).
You and Vistaprint agree as follows:
1.    Assignment and Employment.
(a)    Assignment Term. Your assignment to the Host Country is expected to continue for 36 months from the date of your arrival in the Host Country, which is expected to occur on or about August 1st, 2012, subject to your receipt of a valid work authorization and medical clearances, if applicable. The date on which you arrive in the Host Country to begin your assignment is the “Assignment Effective Date.” Throughout this Agreement, the term “assignment” refers to the period from the Assignment Effective Date until the date on which (i) you return permanently to the Home Country, (ii) you are transferred to and become an employee of the Host Company, or (iii) your employment with Vistaprint and its affiliates terminates for any reason, whichever of (i) through (iii) happens first.
(b)    Employment Relationship. During your assignment, you remain an employee of Vistaprint, your employment relationship remains with Vistaprint’s office in the United States (the “Home Country”), and the laws of the Home Country govern your employment with Vistaprint.
(c)    Termination of Assignment. At the end of your assignment, you and Vistaprint shall endeavor in good faith to come to a mutual agreement whether to extend your assignment in the Host Country beyond the original term or return you to the Home Country.
(i)    If your assignment in the Host Country is extended, then Vistaprint shall transfer your employment to the Host Company, at which time this Agreement would terminate and you would no longer be entitled to the benefits of this Agreement.
(ii)    If your assignment in the Host Country ends and you return to the Home Country, Vistaprint shall endeavor in good faith to find you a suitable role at Vistaprint. However, Vistaprint does not guaranty that a position will be made available to you upon your return to the Home Country.
2.    Travel Documents.
(a)    Work Authorization and Visa. Vistaprint shall pay the costs related to obtaining (i) any necessary work authorization to permit you to work in the Host Country and (ii) any necessary visa(s) to permit you and your Immediate Family to live in the Host Country. For clarity, Vistaprint has no obligation to pay for work authorizations for members of your Immediate Family to work in the Host Country. Vistaprint shall also pay the travel costs in accordance with Vistaprint’s travel and expense policy if you or your Immediate Family are required to return to your original country in connection with your work authorization or visa(s). “Immediate Family” means your spouse or eligible partner and any dependent children who will live with you in the Host Country.
(b)    Passport and Other Travel Documents. It is your responsibility to apply for and maintain the effectiveness of you and your Immediate Family’s passports and other travel documents during your assignment to the Host Country. Vistaprint has no obligation to pay any costs or take any actions in connection with your passports or other travel documents, except as set forth in Section 2(a) above.
3.    Compensation and Benefits.
(a)    Salary and Incentive Compensation. During your assignment to the Host Country, Vistaprint shall pay your salary and other cash compensation in accordance with Vistaprint’s policies and practices in the Home Country.
(b)    Healthcare Benefits. Beginning on the Assignment Effective Date and continuing until your assignment terminates, you and your Immediate Family are eligible to participate in Vistaprint’s international healthcare benefits plan, currently provided by Aetna, which provides global medical and dental coverage.
(c)    Retirement and Severance Benefits. During your assignment, you continue to be eligible to participate in your Home Country retirement benefit plan and to receive Vistaprint contributions, if applicable, as set forth in the Home Country retirement benefit plan. Your total time of service with companies affiliated with Vistaprint, including the Host Company, are included in the calculation of your retirement and Vistabreak benefits, if any, but only your time of service in your Home Country is included in the calculation of any severance to which you may be entitled by law. Your assignment, transfer, and repatriation are not deemed to be a termination of your employment, and you are not eligible for any severance or other employment termination benefits due to your assignment, transfer, or repatriation.
(d)    Paid Time Off. When you depart for the Host Country, you shall elect either (a) to receive a payment of the full amount of your accrued paid time off (PTO) or (b) to carry over up to 40 PTO hours with you to the Host Country and receive a payment of your remaining accrued PTO (if any) above the amount you carry over. During your assignment, your PTO is commensurate with the Host Company’s standard PTO policies, including but not limited to the Host Company’s policies relating to holidays and the maximum amount of PTO time that may be accrued and carried over from year to year. When you return to the Home Country, the rate at which you accrue PTO will reflect the normal accrual rate in the Home Country based on your tenure at the time of your return.
4.    Relocation Allowances and Reimbursements.
(a)    Relocation Allowances. Vistaprint shall pay you the one-time allowances listed below in Euros or USD (calculated using the spot currency exchange rate on the date of payment), in all cases subject to Section 7 below.
(i)    Allowance for miscellaneous expenses. One month before the Assignment Effective Date, Vistaprint shall pay you $3,000 to cover miscellaneous expenses that generally occur during the transfer process, such as security deposits, telephone installation, service contracts, movers and shipment.
(ii)    Moving allowance. If you elect not to receive reimbursement of the costs of moving your household goods and personal belongings as set forth in Section 4(b)(ii) below, then Vistaprint shall pay you 25,000 Euros to assist in moving your household goods and personal belongings and/or purchasing new items in the Host Country.
(b)    Relocation Reimbursements. Vistaprint shall reimburse you for the expenses listed below, in all cases subject to Section 7 below.

(i)    Travel expenses. Vistaprint shall reimburse you for reasonable expenses for you and your Immediate Family to travel from the Home Country to the Host Company’s location, including one-way transportation business class, transportation transfers such as taxis, and meals and lodging for two days and two nights in the Home Country, if needed.
(ii)    Moving expenses. Unless you elect to receive the allowance set forth in Section 4(a)(ii) above, Vistaprint shall pay for rental furniture or pay (a) the reasonable expenses associated with packing, crating, and uncrating your household goods and personal belongings for your primary residence that you are bringing with you on assignment; (b) sea freight and air freight charges for transporting your household goods and personal belongings; and (c) reasonable insurance costs associated with the moving of your household goods and personal belongings via a professional carrier.
(iii)    Storage expenses. Vistaprint shall reimburse you for or pay (a) the reasonable expenses associated with packing, crating, transporting, and uncrating your household goods and personal belongings for your primary residence that you are not bringing with you on assignment; and (b) the cost of storing such household goods and personal belongings in a storage facility measuring no more than 600 cubic feet, for the term of your assignment.
(iv)    Limitations on moving and storage expenses. Vistaprint has no obligation to reimburse you or pay for (a) the costs associated with moving or storing firewood, building supplies, boats, cars, appliances that do not work on the currency or outlets of the Host Country, airplanes, frozen foods, plants, or furnishings of second or vacation homes; or (b) insurance covering jewelry, furs, cash equivalents, or other items of unusual value.
(v)    Temporary living expenses. If your accommodations in the Host Country are not available on the Assignment Effective Date, Vistaprint shall reimburse you for reasonable temporary living expenses for you and your Immediate Family for up to 30 days.
(vi)    Loss on car sale. If you elect to sell your personal car(s) before leaving for your assignment, Vistaprint shall reimburse you for any loss on the sale of one car for you and one car for your spouse or eligible partner (for a maximum of two cars), based on the difference between the fair market (or “book”) value of the car and the amount you receive for the sale, up to a maximum of $2,000 per car.
(c)    Repayment of Allowances. If, within 12 months after the Assignment Effective Date, you voluntarily terminate your employment with Vistaprint and its affiliates or are transferred to another location at your request, you shall repay Vistaprint on a pro-rata basis (determined by the length of your service from the Assignment Effective Date) for the allowances paid to you under Section 4(a) above. Vistaprint may deduct the repayment amount from your salary, bonus or other amounts that Vistaprint owes to you.
5.    Allowances and Reimbursements during your Assignment.
(a)    Assignment Allowances. During the term of your assignment, Vistaprint shall pay you the allowances listed below in accordance with the Host Company’s regular payroll practices in Euros or USD (calculated using the spot currency exchange rate on the date of payment), in all cases subject to Section 7 below. Vistaprint shall review the amount of these allowances on a semi-annual basis or at any time when there is 10% or higher fluctuation in the exchange rate or price movement in the Host Country, based on market analysis by Vistaprint’s research vendor, and may adjust the allowances accordingly. Your eligibility for these allowances terminates when your assignment in the Host Country terminates.
(i)    Housing allowance. Vistaprint shall pay you 108,000 Euros per 12-month period to offset your rent, with the first 12-month period beginning on the date on which you first rent a home in the Host Country.
(ii)    Food allowance. Vistaprint shall pay you 29,382 Euros per 12-month period to offset your costs of food, with the first 12-month period beginning on the Assignment Effective Date.
(b)    Assignment Reimbursements. During the term of your assignment in the Host Country, Vistaprint shall reimburse you for the expenses listed below, in all cases subject to Section 7 below.
(i)    Airfare. Vistaprint shall reimburse you for business class airfare for you and your Immediate Family to travel round trip from the Host Country to the Home Country twice per each 12-month period of your assignment, with the first 12-month period beginning on the Assignment Effective Date.
(ii)    Education assistance. Vistaprint shall pay on your behalf (a) 100% of the actual cost of pre-kindergarten and grades K-12 application and registration fees for your children, totaling 16,600 Euros for the 2012/2013 school year, and (b) 100 % of the actual cost of tuition and transportation expenses for your children in pre-kindergarten and grades K-12, totaling 47,300 Euros for the 2012/2013 school year. Vistaprint will bear the cost of all annual upcoming school fee increases during the total length of your assignment.
The application and registration fees and tuition costs are total per year, not per child. Vistaprint has no obligation to reimburse you for uniforms, school supplies, lunches, field trips, or extracurricular or optional charges.
(iii)    Property management services. Vistaprint shall reimburse you for the costs related to property management services for your primary residence in the Home Country, up to a maximum of $3,600 per 12-month period, with the first 12-month period beginning on the Assignment Effective Date.
(iv)    Transportation assistance. Vistaprint shall reimburse you for the costs relating to transportation to and from work in the Host Country, up to a maximum of 14,400 Euros per 12-month period, with the first 12-month period beginning on the Assignment Effective Date.
(v)    Au Pair/Nanny assistance . Vistaprint shall reimburse you for the costs relating to Au Pair or nanny assistance , up to a maximum of 36,000 Euros per 12-month period, with the first 12-month period beginning on the Assignment Effective Date.
6.    Repatriation Allowances and Reimbursements; Termination.
(a)    Repatriation Allowance. If you and Vistaprint mutually agree to return you to the Home Country at the conclusion of your assignment, Vistaprint shall pay you a one-time allowance of

$1,000 to cover miscellaneous expenses that may occur during the repatriation process, such as service contracts, movers and shipment, subject to Section 7 below.
(b)    Repatriation Reimbursements. If you and Vistaprint mutually agree to return you to the Home Country at the conclusion of your assignment, Vistaprint shall reimburse you for the expenses listed below, in all cases subject to Section 7 below.
(i)    Travel expenses. Vistaprint shall reimburse you for business class airfare for you and your Immediate Family to travel one way from the Host Country to the Home Country.
(ii)    Moving expenses. Vistaprint shall reimburse you for or pay (a) the reasonable expenses associated with packing, crating, and uncrating household goods and personal belongings that are similar in weight and volume to the goods and belongings that you shipped to the Host Country pursuant to Section 4(b)(ii) above; (b) sea freight and air freight charges for transporting such household goods and personal belongings; and (c) reasonable insurance costs associated with the moving of such household goods and personal belongings via a professional carrier. The reimbursement to which you are entitled under this Section 6(b)(ii) is subject to the limitations set forth in Section 4(b)(iv).
(iii)    Return of items in storage. Vistaprint shall reimburse you for or pay the reasonable expenses associated with returning your household goods and personal belongings that were stored pursuant to Section 4(b)(iii) above during your assignment to your home in the Home Country. The reimbursement to which you are entitled under this Section 6(b)(iii) is subject to the limitations set forth in Section 4(b)(iv).
(iv)    Rental car and temporary housing. Vistaprint shall reimburse you for (a) the cost of renting a car in the Home Country for a maximum of two weeks, and (b) if your accommodations in the Home Country are not available upon your return, reasonable temporary living expenses for you and your Immediate Family for up to 30 days.
(c)    Repatriation Reimbursement for Termination. If your employment with Vistaprint terminates for any reason during your assignment, then you are entitled only to the reimbursement set forth in Section 6(b) above.
7.    Terms Applicable to All Allowances and Reimbursements.
(a)    Allowances. Vistaprint shall “gross up” the allowances set forth in Sections 4(a), 5(a) and 6(a) above to cover any applicable income taxes that you may incur with respect to the allowances. Such allowances are not considered for the purpose of bonus, long-term incentive compensation, or benefit calculations. You are not required to account for your expenses in connection with these allowances.
(b)    Reimbursements. In order to receive reimbursement or payment of any expenses to which you are entitled under this Agreement, you must promptly submit receipts and other documentation that are reasonably acceptable to Vistaprint in accordance with Vistaprint’s travel and expense policy. You must not comingle business expenses and reimbursable expenses in the same report; they must be reported separately.
(c)    Travel Expenses. All travel, meals, lodging, and temporary living expenses and reimbursements payable under this Agreement are subject to Vistaprint’s travel and expense policy, and

Vistaprint has no obligation to reimburse you or pay for any such expenses that do not meet the requirements and limitations of such policy. All reimbursable air transportation is based on fully refundable, 30-day advance purchase, business class airfare for travel via the most direct route between the Home Country and the Host Country. Vistaprint has no obligation to reimburse you for any expenses relating to any vacation you may take concurrent with your travel before, during, or after your assignment.
8.    Tax Assistance and Split Salary.
(a)    Tax Equalization. Vistaprint shall provide you with the tax equalization and assistance set forth in Vistaprint’s Tax Equalization Policy for Expatriate Assignments, as amended from time to time. You acknowledge that you have received a copy of this policy and that your tax benefits are subject to the terms and conditions of such policy.
(b)    Your Obligations. You shall provide required information in a timely manner to Vistaprint’s expatriate tax service provider and notify such provider of any changes that could affect your income during your assignment, including but not limited to changes in family size or personal income. You are responsible for any penalties and interest associated with late filings of your tax return(s) or failure or delay in paying taxes.
(c)    Taxes on Reimbursements. Vistaprint shall pay on your behalf or reimburse you for any applicable taxes that are directly related to reimbursements paid under this Agreement.
(d)    Tax Advantaged Plans. If Vistaprint so requests due to a tax advantage to Vistaprint or you, you shall enter or pay a portion of your compensation into a pre-tax plan, tax-advantaged plan, or salary sacrifice arrangement available in the Host Country.
(e)    Salary Split and Wire Fees. You are eligible to have your salary split between the currencies of the Host Country and Home Country for the total length of your assignment. If you elect to receive a salary split, then Vistaprint shall calculate exchange rates at the time of payment.
9.    Compliance with Laws and Vistaprint’s Policies. You shall at all times, both before and after your transfer to the Host Country, comply with Vistaprint’s policies and all applicable laws, including but not limited to the laws of the Home Country and Host Country.
10.    Data Privacy Notice and Consent. You understand that Vistaprint and its affiliated companies hold certain personal information about you, including but not limited to your name, home address and telephone number, date of birth, social security number or identification number, bank account details, salary, nationality and job title (“Data”). You explicitly consent to the collection, use and transfer, in electronic or other form, of your Data by Vistaprint and its affiliates, and you understand and agree that Vistaprint and/or its affiliates will transfer Data amongst themselves and to service providers or other third parties assisting Vistaprint with the processing of Data. You understand that these recipients may be located within or outside the United States and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described in this Section. You may, at any time, request access to the Data, request any necessary amendments to it or refuse or withdraw the consents in this Section, in any case without cost, by contacting in writing your local human resources representative.
11.    Confidentiality. You understand that this Agreement is a confidential matter between you and Vistaprint and that other employees may have different arrangements with Vistaprint and its affiliated companies. Accordingly, you shall not discuss the terms of this Agreement with other employees of Vistaprint and its affiliated companies, other than those who need to know the terms of this Agreement in order to carry out their duties for Vistaprint or its affiliated companies.
12.    No Employment Contract. You understand that (a) this Agreement does not constitute a contract of employment and does not imply that your employment will continue for any period of time and (b) your employment with Vistaprint is at will and may be terminated with or without cause at any time, to the extent permitted under the laws of the Home Country.
13.    Miscellaneous.
(a)    Severability. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement.
(b)    Entire Agreement, Amendment. This Agreement supersedes all prior agreements, written or oral, between you and Vistaprint or its affiliated companies relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by you and Vistaprint. You agree that any change or changes in your duties, salary or compensation after the signing of this Agreement do not affect the validity or scope of this Agreement.
(c)    Successors and Assigns. This Agreement is binding upon your heirs, executors and administrators and inures to the benefit of Vistaprint and its successors and assigns.
(d)    Governing Law. This Agreement is governed by the laws of the Home Country.

You acknowledge that you have carefully read this Agreement and understand and agree to all of its provisions.

Vistaprint USA, Incorporated
By: /s/Michael C. Greiner	/s/Katryn Blake Katryn Blake
Name: Michael C. Greiner Title: VP and CAO